UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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ACACIA RESEARCH CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Acacia Research Corporation Receives Recommendation from ISS and Glass Lewis that Stockholders Vote “FOR” The Two Proposals Related to the Strategic Partnership with Starboard Value LP at the Upcoming Special Meeting

NEW YORK, February 6, 2020 –Acacia Research Corporation (NASDAQ: ACTG) (“Acacia” or the “Company”) today announced that the two leading independent proxy advisory firms -- Institutional Shareholder Services Inc. ("ISS") and Glass Lewis & Co. ("Glass Lewis") -- have recommended that stockholders vote "FOR" all proposals related to a strategic partnership (the “Transaction”) with Starboard Value LP (“Starboard”), including the proposal to approve the voting and issuance of securities in connection with the Transaction without giving effect to any limitations under the rules of the Nasdaq Stock Market LLC, as well as an amendment to Acacia’s Certificate of Incorporation to increase the number of authorized shares of common stock from 100 million to 300 million, each as set forth in the definitive proxy statement filed with the Securities and Exchange Commission on January 17, 2020 (the “Proxy Statement”). The proposals will be considered at a special meeting of stockholders scheduled for February 14, 2020 (the “Special Meeting”).

Both ISS & Glass Lewis are the leading independent proxy advisory firms in the United States and their recommendations are generally relied upon by institutional investors and other fiduciaries throughout the United States.

In their reports published on January 30th, both firms expressed support for the strategic rationale of the Transaction and the benefits of Starboard’s expertise to Acacia.

ISS stated:

“The rationale appears sound as the company will gain additional capital and access to Starboard's expertise, in exchange for up to 29 percent of the company at $3.65 per share, a 23.7 percent premium to the unaffected date closing price.”*

Glass Lewis concluded,

“Following a tumultuous period in Acacia's history, during which its stock price has declined by 80% over the last five years while the Nasdaq Composite Index doubled over that same period, we believe the strategic and financial partnership with Starboard in the wake of significant changes in Acacia's management team, board composition and strategic direction represents a positive development for the Company and its shareholders.”*

Acacia stockholders who need assistance in completing the proxy card, need additional copies of the proxy materials, or have questions regarding the Special Meeting may contact Acacia's proxy solicitor:

Saratoga Proxy Consulting LLC
(888) 368-0379 (toll-free)
(212) 257-1311 (collect)
Email: info@saratogaproxy.com

Acacia’s Board of Directors recommends that stockholders approve all of the proposals described in the Proxy Statement at the Special Meeting.

*permission to use quotations from the ISS & Glass Lewis report was neither sought nor obtained.

Source: Acacia Research Corporation